This document has been translated for information purposes only; the Chinese text is the only valid document.

Exhibit 4.9

Qing Lin

Panxing Zhuo

Fujian WangGang Dredging Construction Co., Ltd.

Fuzhou Wonder Dredging LLC

Equity Interest Pledge Agreement

(Unoffical Translation)

This document has been translated for information purposes only; the Chinese text is the only valid document.

Equity Interest Pledge Agreement (the “Agreement”), made the 30th day of June, 2010, among:

The Pledgor:
Qing Lin (the “Pledgor A”) whose Identity Number is 350128196810101911.

Panxing Zhuo (the “Pledgor B”) whose Identity Number is 350128194202211915.

The Pledgee:
Fujian WangGang Dredging Construction Co., Ltd. ( the “Pledgee” )
Address: 16th Floor, Zhongshan Plaza, 154 Hudong Road, Fuzhou City, Fujian Legal Representative: LIN Qing

And
Fuzhou Wonder Dredging LLC (“Party C”) whose legal representative is LIN Qing, at Suite 1705 of 16th Floor, Zhongshan Plaza, 154 Hudong Road, Fuzhou City, Fujian.

As used in this Contract, Pledgor A, Pledgor B, the Pledgee and Party C is “the Pledgor”, “Pledgee”,“the Party” respectively, and “Parties to the Agreement” in all. The Pledgor A and the Pledgor B are the “Pledgors” in all.

Whereas:
1.
Party C is a limited company legally registered and validly existing under the laws of People’s Republic of China (PRC) with registered capital RMB 6,000,000.00, to which the Pledgor A contributes RMB 5,460,000.00 and holds ninety-one percent (91%) of equity interest in Party C and the Pledgor B contributes RMB 540,000.00 and holds nine (9%) percent of equity interest in Party C.

This document has been translated for information purposes only; the Chinese text is the only valid document.

2.
“June 30, 2010, the Pledgee, Party C and Fujian Xing Gang Port Service Co., Ltd. (the “Fujian Xing Gang”) entered into the Contracted Management Agreement. (The “Management Agreement”) which stipulates that Fujian Xing Gang is contracted to the Pledgee for management and the Pledgee shall take full charge of their operation and management.

3.
June 30, 2010, the Pledgee and Party C entered into the Contract Relating to the Exclusive Purchase Right of Equity Interest (“Purchase Agreement ) which stipulates that according to the Purchase Agreement the Pledgee or one or more persons designated by the Pledgee (the “Designated Person”) have the exclusive right to purchase the equity interest in Fujian Xing Gang, provided that the transfer of the equity interest will not adversely affect Fujian Xing Gang’s business.

4.
In May 27, 2010, Fujian Xing Gang’s Board of Shareholders made the Resolution relating to the dividend distribution of RMB 350,803,477 (the “Amount”) and Party C issued an Guaranty (the “Guaranty”) confirming that Party C will not draw dividend from the Amount.

5.
In order to secure the performance of Party C and Fujian Xing Gang’s obligations in Management Agreement, Purchase Agreement  (“Two Agreements”) and to secure the performance of Party C’s Guaranty, the Pledgors agree to pledge one hundred percent (100%) of their equity interest held in Party C (the “Pledged Equity Interest”) to the Pledgee .

NOW THEREFORE, the Parties to the Agreement hereby agree as follows:

1. The Pledgors
1.1 The Pledgors to this Agreement means Pledgor A and Pledgor B. The Pledgors take joint and several liability for the obligations under this Agreement and benefit jointly from the rights under this Agreement.

This document has been translated for information purposes only; the Chinese text is the only valid document.

2. The Pledged Equity Interest
2.1 The Pledged Equity Interest is the rights of holders of equity interest in Party C, Pledgor A and Pledgor B, producing from the RMB 6,000,000.00 of capital contributions.

3. The Debts to be Secured
3.1 The debts under the Management Agreement  which entered into by the Pledgee, Party C and Fujian Xing Gang on June 30, 2010, including the fees for contracted management which shall be paid by Fujian Xing Gang to the Pledgee (the “Fees”), the losses sustained by the Pledgee if the payment of the Fees is delayed and the expense of exercising the right of pledge by the Pledgee under this Agreement.

3.2 The debts under the Purchase Agreement entered into by the Pledgee and Party C on June 30, 2010, including the whole or part of equity interest in Fujian Xing Gang which the Pledgee has the right to purchase, the loss endured by the Pledgee for delayed performance by the other parties of Purchase Agreement  and the expense of exercising the right of pledge by the Pledgee under this Agreement.

3.3 The debts under the Guaranty, dated June 13, 2010, including the promise issued by Party C, the loss endured by the Pledgee if the promise is violated by Party C and the expense of exercising the right of pledge by the Pledgee under this Agreement.

4. Effective Date and the Term of Pledge
4.1 This Agreement comes into effect upon signing by the Parties and being lodged in Fuzhou Administration Department for Industries and Commerce and terminates  upon the earlier of (i) the purchase of the entire equity interest by Pledgee pursuant to the terms of the Purchase Agreement or (ii) 20  years after the date hereof. .  The 20 year initial term of this Agreement shall be continuously extended for consecutive additional 20 year periods in the event that the entire equity interest is not purchased by Pledgee or Designated Person pursunat to the Purchase Agreement prior to the expiration of the term.

This document has been translated for information purposes only; the Chinese text is the only valid document.

4.2 In the event that it is failure to lodge the pledge of equity interest in Fuzhou Administrative Department of Industries and Commerce (the “Department”), the Pledgee shall still have the priority to receive the payment by the proceeds of disposal of pledged equity interest.

4.3 Within thirty working days upon the execution of this agreement, the Pledgors should complete the lodge, ie cause the pledge to be registered in the Department and the certificate of registration of the Pledged Equity Interest (the “Certificate”) to be issued. The Pledgor should deliver the Certificate to the Pledgee in three days after it has been issued.

5. Exercise the Right of Pledge
5.1 During the term of the pledge, in the event that Party C and Fujian Xing Gang have not fulfilled the obligations under the Two Agreements, according to the terms of this Agreement, the Pledgee has the right to dispose the Pledged Equity Interest; The Pledgee shall notify the Pledgors about their violation of the Agreement when exercising the right of pledge.

5.2 According to Clause 5.1 the Pledgee may exercise the right of the pledge in any time when or after the notice about the violation of the Agreement has been delivered.

5.3 The Pledgee is entitled to dispose the Pledged Equity Interest, pursuant to the legal procedure, by auction, sale, or evaluation in terms of money and have the priority in receiving the payment from the proceeds of auction and sale.

5.4 The Pledgors should provide necessary assistance to, and should not interfere with, the Pledgee in disposing the Pledged Equity Interest according to the Agreement and shall assist the Pledgee to realize the right of pledge.

This document has been translated for information purposes only; the Chinese text is the only valid document.

6. The Promises From the Pledgors and the Party C
6.1 In order to secure the performance of the Agreement by Party C, the Pledgors, as the holders of equity interest in Party C, promise to the Pledgee:
6.1(1) Unless agreed by the Pledgors and the Pledgee, during the Term of Pledge, the Pledgors should not assign the whole or part of the equity interest held by him in Party C, nor shall they create pledge, security in any other methods or set any other real rights granted by security on the Pledged Equity Interest.

6.1(2) Without prior written consent by the Pledgee, not to change the Constitution of Party C in any methods.

6.1(3) Without prior written consent by the Pledgee, the Pledgors guarantee that they shall not raise any litigations or arbitrations or agree to settle the disputes through negotiations in the litigations or arbitrations in which they are involved.

6.1(4) Without prior written consent by the Pledgee, the Pledgors should not increase or decrease the registered capital of the Party C, nor should they change the proportion of the equity interest or change the form of the capital contributions in Party C.

6.1(5) Following kind finance and business standard and tradition, to maintain the existence of the Party C, prudently and effectively operate business affairs;

6.1(6) Without prior written consent from the Pledgee, from the signing date of this Contract, the pleadgors shall not at any time lead the Board of Directors to approve to sale, transfer, mortgage or, in any other forms, dispose Party C’s assets, legal benefit from the business conduct and credit; or to approve to set any other security interest on it, with the exception of the normal business conduct;

This document has been translated for information purposes only; the Chinese text is the only valid document.

6.1(7) Without prior written consent by the Pledgee, before all the equity interest held by Party C in Fujian Xing Gang ( “Party C’s Equity Interest” ) has been transferred to the Pledgee or the Designated Persons, the Pledgors should not dispose, in any forms, the equity interest held by the Pledgors in Party C ( “Pledgors’ Equity Interest”) and Party C’s equity interest, including without limitation, transfer, pledge the equity interest or set up any right of claim on them. The Pledgors guarantee that no Resolutions of Party’s Board of Shareholders or Board of Directors will be made if such Resolutions adversely affect the Pledgee to exercise the rights under Pledgors’ Equity Interest and Party C’s Equity Interest, including without limitation, transfer, pledge the equity interest or set up any right of claim on them.

6.1(8) Without prior written consent by the Pledgee, the representatives of Party C’s Board of Directors shall not make the resolution of dividend  distribution.

6.1(9) Without prior written consent by the Pledgee, the Pledgors shall not conduct any actions to lead Party C to take part in the merger and acquisition with any enterprise, or lead Party C to be liquidated, terminated, or dissolved.

6.1(10) Without prior written consent by the Pledgee, the Pledgors shall not make Board of Shareholders’ Resolution to approve Party C to have any  debt, or to create, success any debts or to secure any debt, except the debts in normal business conducts.

6.1(11) The Pledgors agree to appoint the persons nominated by the Pledgee to act as all the directors of Party C and urge the Board of Directors of Party C to appoint the persons nominated by the Pledgee to act as the General Manager, Chief Finance Officer and other supervisors of Party C, who will perform their responsibilities pursuant to the Companies Law of PRC and the Constitution of Party C. But the nominees should be qualified persons under the stipulations about Directors, Generals Managers, Chief Financial Officer and other senior officers to the laws of PRC.

This document has been translated for information purposes only; the Chinese text is the only valid document.

6.1(12) The Pledgors agree to irrevocably bestow voting right and other rights of holders of equity interest to the Pledgee or the Designated Person.

6.1(13)The Pledgors agree that all the funds transferred by Fujian Xing Gang or Party C to the account of the Pledgors shall be returned to the Pledgee. All the profit  of  Fujian Xinggang Party C belongs to the Pledgee.

6.1(14)When the Pledgee exercise the Right of Pledge to this Agreement, the Pledgors shall waive the preemptive right of the Pledged Equity Interest.

6.2 Party C Promise
6.2(1) Without prior written consent from the Pledgee, Party C shall not distribute dividend to the equity interest holders, or sell, transfer, gift, mortgage or dispose of its assets in any other ways.

6.2(2) Without prior written consent from the Pledgee, Party C should not terminate the Two Agreements, not should he enter into any contract which will adversely affect  the performance of Two Agreements by it with any person.

6.2(3) Without prior written consent from the Pledgee, Party C should not borrow from the other person or take secure for the debts of the other person, nor should it take any security liability for the event outside the normal business conduct of Party C.

6.2(4)Without prior written consent from the Pledgee, Party C shall not take part in the merger and acquisition with other enterprises.

6.2(5)Without prior written consent from the Pledgees, Party C shall not transfer its assets to the account of any other enterprises or person.

This document has been translated for information purposes only; the Chinese text is the only valid document.

6.2(6)Without prior written consent from the Pledgee, Party C shall not assist the holders of equity interest to assign the equity interest held by them.

6.2(7)Without prior written consent from the Pledgee, Party C shall not waive any credit or any benefit.

6.2(8) Party C should execute any decision made by the Pledgee, the holder of equity interest in Party C, when the Pledgee exercise the right of pledge.

7.	Breach of Contract
7.1
Any loss sustained by one Party due to any misleading or false representation, (whatever fraudulent or not), which leads to non-performance or partial non-performance, such breaching Party shall bear legal liabilities according to the laws and be liable for all losses sustained by the non-defaulting party(s) due to such breach.

8. Particular Stipulations
8.3	This Agreement shall be binding on the successors of Pledgors.

9. Governing laws and settlement of the disputes
9.1	The execution, validity, performance, interpretation and settlement of disputes shall be governed by PRC laws.

9.2
If any disputes arise out of performance of this Agreement, the Parties shall firstly settle such disputes through friendly negotiations. Should such disputes fail to be settled through negotiation within 20 days after the disputes arise, each party may submit such disputes to the court with jurisdiction.

This document has been translated for information purposes only; the Chinese text is the only valid document.

10. Miscellaneous Provisions
10.1
The parties to this Agreement agree that all the business materials relating to the performance of the Two Agreements are confidential and should not be disclosed to the third party unless the disclosure of materials is required by the PRC laws or administration rules and regulations or by supervising authority.

10.2
Notices or other communications required to be delivered by any party pursuant to this Agreement shall be written. Any party should inform the other parties if its address, contact number or fax number has been changed. If such obligation is failure to be performed, the notice shall deemed to be duly served when it is delivered to the new physical address or sent to the new fax number known by other parties.

10.3	The amendments (if any) duly executed by the Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

10.4	This Agreement is made in eight (8) originals in Chinese, of which each Party shall hold two. Each original has the same validity.

Pledgors
Qing Lin

By	/s/Qing Lin

Panxing Zhuo

By	/s/ Panxing Zhuo

Fujian WangGang Dredging
Construction Co., Ltd. /seal/

By	/s/ Lin Bin
Name:
Title:

Fuzhou Wonder Dredging
Co., Ltd. /seal/

By	/s/Qing Lin
Name:
Title: